GANNETT CO., INC.

                    DEFERRED COMPENSATION PLAN


               [Restatement as of January 1, 1997]

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                        GANNETT CO., INC.

                    DEFERRED COMPENSATION PLAN

               [Restatement as of January 1, 1997]


                        Table of Contents

                                                             Page


1.0 BACKGROUND . . . . . . . . . . . . . . . . . . . . . . . .  1

     1.1  Introduction . . . . . . . . . . . . . . . . . . . .  1

2.0 EXPLANATION OF PLAN. . . . . . . . . . . . . . . . . . . .  1

     2.1  Effective Date . . . . . . . . . . . . . . . . . . .  1
     2.2  Eligibility. . . . . . . . . . . . . . . . . . . . .  1
     2.3  Interest in the Plan; Deferred
            Compensation Account . . . . . . . . . . . . . . .  1
     2.4  Amount of Deferral . . . . . . . . . . . . . . . . .  2
     2.5  Time of Election of Deferral . . . . . . . . . . . .  2
     2.6  Accounts and Investments . . . . . . . . . . . . . .  3
     2.7  Participant's Option to Reallocate Amounts . . . . .  4
     2.8  Reinvestment of Income . . . . . . . . . . . . . . .  4
     2.9  Payment of Deferred Compensation . . . . . . . . . .  5
     2.10 Manner of Electing Deferral, Choosing
            Investments and Choosing Payment Options . . . . .  8

3.0  ADMINISTRATION OF THE PLAN. . . . . . . . . . . . . . . .  9

     3.1  Statement of Account . . . . . . . . . . . . . . . .  9
     3.2  Assignability. . . . . . . . . . . . . . . . . . . .  9
     3.3  Business Days. . . . . . . . . . . . . . . . . . . .  9
     3.4  Administration . . . . . . . . . . . . . . . . . . .  9
     3.5  Amendment. . . . . . . . . . . . . . . . . . . . . .  9
     3.6  Liability. . . . . . . . . . . . . . . . . . . . .   10

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                        GANNETT CO., INC.
                    DEFERRED COMPENSATION PLAN
               [Restatement as of January 1, 1997]

                          1.0 BACKGROUND

1.1  Introduction

     The Gannett Co., Inc. Deferred Compensation Plan ("Plan") was adopted to provide the opportunity for Directors to defer to future years all or part of their fees and key employees to defer to future years all or part of their salary, bonus and/or shares of Gannett common stock issued pursuant to Stock Incentive Rights ("SIRs") under the Gannett Co., Inc. 1978 Long-Term Incentive Plan ("Compensation") payable by Gannett Co., Inc. ("Company") as part of their retirement and financial planning. This restatement is intended to provide additional flexibility in payment terms, to reduce administrative burdens and to reflect legal developments since the Plan's initial adoption.

                     2.0 EXPLANATION OF PLAN

2.1  Effective Date

     The Plan was initially effective July 1, 1987. This amendment and restatement is effective January 1, 1997.

2.2  Eligibility

     The Plan is available to (a) Directors of the Company and
     (b) officers and employees of the Company who reside in the United States and who are designated as eligible by the Deferred Compensation Committee described in Section 3.4 ("Committee"). No employee may be designated as eligible unless the employee belongs to "a select group of management or highly compensated employees" as defined in Title I of ERISA.

2.3  Interest in the Plan; Deferred Compensation Account

     For each eligible person who elects to defer Compensation ("Participant"), one or more Deferred Compensation Accounts shall be established in accordance with Section 2.6(a). A Participant's interest in the Plan shall be the Participant's right to receive payments under the terms of the Plan. A Participant's payments from the Plan shall be based upon the value attributable to the Participant's Deferred Compensation Accounts. The value attributable to a Deferred Compensation Account on a particular date is equal to the value on that date of the hypothetical investments (or actual investments if a trust is established) held in that Account.

2.4  Amount of Deferral

     (a) A Participant may elect to defer receipt of all or a part of his or her Compensation provided that the minimum deferral for any type of Compensation to be deferred must be $5,000 for the year of deferral or, in the case of deferred SIRs, such minimum number of shares as the Committee may determine. In any year in which the percentage selected for deferral amounts to less than $5,000 of the type of Compensation being deferred or fewer than the designated number of SIRs, there shall be no deferral of that type of Compensation for that year.

     (b) Notwithstanding the foregoing, Compensation shall not be deferred to the extent that the deferral would cause the Participant to have insufficient funds available to provide for all withholdings he or she has authorized to be made, or are required by law to be made, from his or her Compensation.

2.5  Time of Election of Deferral

     (a) An election to defer Compensation must be made before the Compensation is earned. In the case of salary and Directors' fees, the election to defer must be made prior to the year in which the services to which the salary or Directors' fees relate will be performed. In the case of bonuses and SIRs, the election to defer must be made prior to the year in which the bonuses or SIRs will be paid.

     (b) Once made, an election to defer for a particular year is irrevocable.

     (c) A Director may elect to defer Directors' fees payable for services rendered after June 30, 1987, either under the terms of this Plan or under the terms of the Gannett Co., Inc. Plan for the Deferral of Directors' Fees adopted May 1, 1979 (the "Directors' Plan"). Whenever a Director has an account under the Directors' Plan, he or she may elect to have his or her account balance or any part thereof under the Directors' Plan deemed invested in the fund or funds available under this Plan, as designated by the Director, or under the Directors' Plan. Such elections shall be made by written notice to the Company, and shall be pursuant to Section 2.7 of this Plan. Any amounts allocated to this Plan may be allocated and reallocated as this Plan provides. Except for these changes in computing future account balances, all other terms and conditions of the Directors' Plan and the elections made thereunder shall continue to apply to amounts deferred under the Directors' Plan.

2.6  Accounts and Investments

     (a) Effective for deferrals on and after January 1, 1997, all Participant records, reports and elections after an initial election shall be maintained on the basis of Payment Commencement Dates (as defined in Section 2.9(b)), i.e., all amounts that have been elected to be paid in full, or to commence payment, in a designated calendar year shall be aggregated in a single Deferred Compensation Account for a Participant for purposes of subsequent recordkeeping and for elections that may be available with respect to the deferred amounts, such as investment elections and payment method elections. Deferrals prior to January 1, 1997, shall be accounted for in accordance with the accounts in effect on December 31, 1996.

     (b) The amount of Compensation deferred will be credited to the Participant's Deferred Compensation Account or Accounts as soon as practicable after the Compensation would have been paid had there been no election to defer.

          The amounts credited in a Deferred Compensation Account will be deemed invested in the fund or funds designated by the Participant from among funds selected by the Committee, which may include the following or any combination of the following:

          (i)   money market funds;

          (ii)  bond funds;

          (iii) equity funds; and

          (iv)  the Gannett stock fund.

          In the discretion of the Committee, funds may be added, deleted or substituted from time to time.

          Information on the specific funds permitted under the Plan shall be made available by the Committee to the Participants. If the Committee adds, deletes or substitutes a particular fund, the Committee shall notify Participants in advance of the change and provide Participants with the opportunity to change their allocations among funds in connection with such addition, deletion or substitution.

          A Participant may allocate contributions to his or her Deferred Compensation Accounts among the available funds pursuant to such procedures and requirements as may be specified by the Committee from time to time.

     (c) All deferrals under this Plan and the earnings credited to them are fully vested at all times.

     (d) The right of any Participant to receive future payments under the provisions of the Plan shall be a contractual obligation of the Company but shall be subject to the claims of the creditors of the Company in the event of the Company's insolvency or bankruptcy as provided in the trust agreement.

          Plan assets may, in the Company's discretion, be placed in a trust (the "Rabbi Trust") but will nevertheless continue to be subject to the claims of the Company's creditors in the event of the Company's insolvency or bankruptcy as provided in the trust agreement. In any event, the Plan is intended to be unfunded under Title I of ERISA.

2.7  Participant's Option to Reallocate Amounts

     A Participant may elect to reallocate amounts in his or her Deferred Compensation Accounts among the available funds pursuant to such procedures and requirements as may be specified by the Committee from time to time.

2.8  Reinvestment of Income

     Income from a fund investment in a Deferred Compensation
     Account shall be reinvested in that fund as soon as practicable under the terms of that fund.

2.9  Payment of Deferred Compensation

     (a)  No withdrawal may be made from the Participant's
          Deferred Compensation Accounts except as provided in this Section.

     (b) At the time a deferral election is made, the Participant shall choose the date on which payment of the amount credited to the Deferred Compensation Account is to commence, which date shall be either April 1 or October 1 of the year specified by the Participant ("Payment Commencement Date"). In the case of Director Participants, the Payment Commencement Date shall be no later than the first day of the month following the Participant's retirement from the Board. In the case of key employee Participants, the Payment Commencement Date shall be no later than October 1 of the year following the year during which the key employee becomes 65 years of age.

          Notwithstanding the foregoing paragraph: (i) for all elections to defer occurring on or after November 1, 1991, (ii) in the event that the Committee adds or substitutes a particular fund or funds, or (iii) if a Participant elects to reallocate amounts in his or her Deferred Compensation Accounts among available funds, the Committee shall have the right to fix Payment Commencement Dates and/or the date or dates upon which the value attributable to a Deferred Compensation Account is to be determined or paid, or modify such previously elected dates (but in no event to a date earlier than the date originally elected by the Participant) in order to comply with the requirements of the added, substituted or available fund or funds, pursuant to such procedures and requirements as may be specified by the Committee from time to time.

     (c) At the time the election to defer is made, the Participant may choose to receive payments either
          (i) in a lump sum, or (ii) if the Payment Commencement Date is during a year in which the Participant could have retired under a retirement plan of the Company, in up to ten annual installments. If a Participant elects to receive benefits in the installment form of payment but terminates employment for any reason, except death or disability as described in (d) below, before reaching his or her early or normal retirement date under the retirement plan, the Committee, in its sole discretion, shall determine whether to distribute such Participant's benefits in the form of five annual installment payments, or as a lump sum. In either case, such payment shall begin as soon as administratively practicable following the Participant's termination of employment. The method of paying a Deferred Compensation Account is the "Method of Payment." The amount of any payment under the Plan shall be the value attributable to the Deferred Compensation Account on the last day of the month preceding the month of the payment date, divided by the number of payments remaining to be made, including the payment for which the amount is being determined.

     (d) In the event of a Participant's death or total disability before the Participant has received all of his or her Deferred Compensation Accounts, the value of the Accounts (excluding the amount being paid in installments described in the following sentence) shall be paid either (i) in a lump sum, or (ii) in two to ten annual installments commencing on the first day of April of the year following the Participant's death or total disability, as Participant at the time of deferral may elect. If a Participant is receiving installment payments from a Deferred Compensation Account at the time of death or total disability, the balance in that Account shall be paid to the Participant's estate or to the Participant over the installments remaining to be paid.

     (e) A Participant may not change an initial Payment Commencement Date or Method of Payment for a Deferred Compensation Account after an election has been made except as provided in this subsection (e) as follows:

          (i) The Method of Payment elected by a Participant may be changed by the Participant's written election to the Committee at any time up to 36 months prior to the earlier of the Payment Commencement Date or the Participant's termination of employment. Any change of an earlier election that is made within 36 months of the earlier of the Payment Commencement Date or the Participant's termination shall be disregarded by the Committee;

          (ii) The year initially elected by the Participant as the Payment Commencement Date may never be changed. However, at any time prior to the December 31 preceding such year, the Participant may change the exact date of payment in the payment year to the first day of any month in such year, provided that the Participant gives the Committee notice of such change at least 90 days before the date benefit payments are to commence and provided that if the Participant has elected installment payments the total amount to be paid to the Participant during the payment commencement year shall be the same as the total amount that would have been paid in the absence of such election with each monthly installment in the Payment Commencement Year adjusted accordingly.

          Restrictions on changing Payment Commencement Dates and Methods of Payment shall not prevent the Participant from choosing a different Payment Commencement Date and/or Method of Payment for amounts to be deferred in subsequent years.

     (f) Notwithstanding any Payment Commencement Date or Method of Payment selected by a Participant, if the Participant's employment with the Company terminates other than (i) at or after early or normal retirement pursuant to a retirement plan of the Company, (ii) by reason of the Participant's death, or (iii) by reason of the Participant's total disability, the Committee, in its sole discretion, shall determine whether to distribute such Participant's benefits in the form of five annual installment payments, or as a lump sum. In either case, such payment shall begin as soon as administratively practicable following the Participant's termination of employment.

     (g) If, in the discretion of the Committee, the Participant has a need for funds due to an unforeseeable emergency benefits may be paid prior to the Participant's Payment Commencement Date. For this purpose, an unforeseeable emergency means an unanticipated emergency that is caused by an event beyond the control of the Participant or the Participant's beneficiary and that would result in severe financial hardship if early withdrawal were not permitted. A payment based upon financial hardship cannot exceed the amount required to meet the immediate financial need created by the hardship. The Participant requesting a hardship payment must supply the Committee with a statement indicating the nature of the need that created the financial hardship, the fact that all other reasonably available resources are insufficient to meet the need, and any other information which the Committee decides is necessary to evaluate whether a financial hardship exists.

     (h) In the Company's discretion, payments from the Plan may be made in cash or in the kind of property represented by the fund or funds selected by the Participant.

     (i) All contributions to the Plan and all payments from the Plan, whether made by the Company or the Trustee, shall be subject to all taxes required to be withheld under applicable laws and regulations of any governmental authorities.

2.10 Manner of Electing Deferral, Choosing Investments and
     Choosing Payment Options

     (a) In order to make any elections or choices permitted hereunder, the Participant must give written notice to the Committee. A notice electing to defer Compensation shall specify:

          (i) the percentage and type of Compensation to be deferred;

          (ii)  the funds chosen by the Participant;

          (iii) the Method of Payment to the Participant and the Method of Payment to the Participant's estate in the event of the Participant's death; and

          (iv)  the Payment Commencement Date.

     (b) An election by a Participant to defer Compensation shall apply only to Compensation deferred in the calendar year for which the election is effective. However, the designation of the Payment Commencement Date for this year will require that all deferrals from all years with the same Payment Commencement Date shall constitute a single Deferred Compensation Account and any other Plan elections such as investments, will apply to all assets held in this Deferred Compensation Account regardless of the year of deferral.

     (c) Prior to the commencement of each calendar year, the Committee will provide election forms to permit
          Participants to defer Compensation to be earned during that calendar year.

     (d) The last form received by the Committee directing an allocation of amounts in a Deferred Compensation
          Account among the funds available shall govern until changed by the receipt by the Committee of a subsequent allocation form.

                 3.0  ADMINISTRATION OF THE PLAN

3.1  Statement of Account

     Statements setting forth the values of the funds deemed to be held in a Participant's Deferred Compensation Accounts will be sent to each Participant quarterly or more often as the Committee may elect. A Participant shall have two years from the date a statement has been sent to question the accuracy of the statement. If no objection is made to the statement, it shall be deemed to be accurate and thereafter binding on the Participant for all purposes.

3.2  Assignability

     The benefits payable under this Plan shall not revert to the Company or be subject to the Company's creditors prior to the Company's insolvency or bankruptcy, nor, except pursuant to will or the laws of descent and distribution, shall they be subject in any way to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind by the Participant, the Participant's beneficiary or the creditors of either, including such liability as may arise from the Participant's bankruptcy.

3.3  Business Days

     In the event any date specified herein falls on a Saturday, Sunday, or legal holiday, such date shall be deemed to refer to the next business day thereafter.

3.4  Administration

     This Plan shall be administered by the Deferred Compensation Committee, which shall consist of employees of the Company appointed by the Chief Executive Officer. The Committee has sole discretion to determine eligibility to participate in this Plan, to determine the eligibility for and the amount of benefits, to interpret the Plan, to adopt rules relating to its administration and to take any other action it deems appropriate to administer the Plan. The decisions of the Committee shall be final and binding on the Participants.

3.5  Amendment

     This Plan may at any time and from time to time be amended or terminated by the Board of Directors or the Compensation Committee of the Board of Directors of the Company. A change in the number or type of funds available shall not be considered an amendment of the Plan. No amendment or termination shall, without the consent of a Participant, adversely affect such Participant's interest in the Plan.

3.6  Liability

     (a) Except in the case of willful misconduct, no Director or employee of the Company shall be personally liable for any act done or omitted to be done by such person with respect to this Plan.

     (b) The Company shall indemnify, to the fullest extent permitted by law, members of the Committee and Directors and employees of the Company, both past and present, to whom are or were delegated duties, responsibilities and authority with respect to the Plan, against any and all claims, losses, liabilities, fines, penalties and expenses (including, but not limited to, all legal fees relating thereto), reasonably incurred by or imposed upon such persons, arising out of any act or omission in connection with the operation and administration of the Plan, other than willful misconduct.